SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                             Student Advantage, Inc.
                             -----------------------
                                (Name of Issuer)


                          Common Stock, $0.01 Par Value
                          -----------------------------
                         (Title of Class of Securities)

                                   86386Q 10 5
                                   -----------
                                 (CUSIP Number)

                               September 27, 2002
                               ------------------
              (Date of Event Which Requires Filing this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.  NAME OF REPORTING PERSON                                      ATLAS II, L.P.
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                           a [X]
                                                                           b [ ]

3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      New York
--------------------------------------------------------------------------------
                                       5.       SOLE VOTING POWER

      NUMBER OF                                      409,126
       SHARES                          -----------------------------------------
    BENEFICIALLY                       6.       SHARED VOTING POWER
       OWNED
      BY EACH                                           0
     REPORTING
    PERSON WITH                        -----------------------------------------
                                       7.       SOLE DISPOSITIVE POWER

                                                     409,126
                                       -----------------------------------------
                                       8.       SHARED DISPOSITIVE POWER

                                                        0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    803,742

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

    14.99%

12. TYPE OF REPORTING PERSON*
    PN

CUSIP No.  86386Q 10 5

1.  NAME OF REPORTING PERSON                                  Pentagram Partners
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                           a [ ]
                                                                           b [ ]

3.  SEC USE ONLY



    New York
--------------------------------------------------------------------------------
                                         5.       SOLE VOTING POWER

          NUMBER OF                                      394,616
           SHARES                        ---------------------------------------
        BENEFICIALLY                     6.       SHARED VOTING POWER
            OWNED
          BY EACH                                           0
         REPORTING                       ---------------------------------------
         PERSON WITH                     7.       SOLE DISPOSITIVE POWER

                                                         394,616
                                         ---------------------------------------
                                         8.       SHARED DISPOSITIVE POWER

                                                            0
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    803,742

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    14.99%

12. TYPE OF REPORTING PERSON*
    PN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.  NAME AND ADDRESS OF ISSUER

     (a) Student Advantage, Inc.

     (b) 280 Summer Street Boston, MA 02210

ITEM 2. NAME, ADDRESS AND CITIZENSHIP OF PERSON FILING; CLASS OF SECURITIES AND CUSIP NUMBER

     (a) Atlas II, L.P. and Pentagram Partners

     (b) The address of Atlas II, L.P. and Pentagram Partners is:
         630 Fifth Avenue, 20th Floor
         New York, NY 10100

     (c)  Atlas  II,  L.P.   and   Pentagram   Partners  are  New  York  limited
          partnerships.

     (d) Common Stock

     (e) 86386Q 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a)      [ ]     Broker or Dealer registered under Section 15 of the Act

(b)      [ ]     Bank is defined in Section 3(a)(6) of the Act

(c)      [ ]     Insurance Company as defined in Section 3(a)(19) of the Act

(d)      [ ]     Investment Company registered under Section 8 of the Investment
                 Company Act

(e)      [ ]     Investment  Adviser  registered  under  Section  203   of   the
                 Investment Advisers Act of 1940

(f)      [ ]     Employee  Benefit  Plan,  Pension  Fund which is subject to the provisions  of  the  Employee Retirement Income Security Act of
                 1974 or Endowment Fund; seess.240.13d-1(b)(1)(ii)(F)

(g)      [ ]     Parent  Holding Company, in accordance withss.240.13d-1(b)(ii)
                 (G) (Note: See Item 7)

(h)      [ ]     Group, in accordance withss.240.13d-1(b)(1)(ii)(H)

(i)      [ ]     A  church  plan   that  is  excluded  from the definition of an
                 investment company under section 3(c)(14) of the Investment
                 Company Act of 1940.

(j)      [ ]      Group, in accordance withss.240.13d-1(b)(1)(ii)J).

ITEM 4.  OWNERSHIP

     (a) Amount Beneficially Owned 803,742(1)

     (b) Percent of Class: 14.99%(1)

     (c) Number of shares as to which the person has:

         Atlas II, L.P.

         (i)    sole power to vote or to direct the vote:                409,126
         (ii)   shared power to vote or to direct the vote:                    0
         (iii)  sole power to dispose or to direct the disposition of:   409,126
         (iv)   shared power to dispose or to direct the disposition of:       0

         Pentagram Partners

         (i)    sole power to vote or to direct the vote:                394,616
         (ii)   shared power to vote or to direct the vote:                    0
         (iii)    sole power to dispose or to direct the disposition of: 394,616
         (iv)     shared power to dispose or to direct the disposition of:     0

(1) Amount beneficially owned reflects a 1 for 10 reverse stock split effected by Student Advantage, Inc. on July 1, 2002. The reverse stock split did not effect the percentage of class.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: 9.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10. CERTIFICATION

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transactions having that purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               ATLAS II, L.P.,
                                               A New York Limited Partnership



Date:  September 27, 2002                      /S/ RICHARD JACINTO II
                                               ------------------------------
                                               Richard Jacinto II,
                                               General Partner

                                               PENTAGRAM PARTNERS,
                                               A New York Limited Partnership



Date:  September 27,2002                       /S/ RICHARD JACINTO II
                                               ------------------------------
                                               Richard Jacinto II,
                                               General Partner